Mail Stop 3561

      							February 2, 2006

Mr. Robert Medlin
Acting Chief Financial Officer
Intelsat Ltd.
Wellesley House North, 2nd Floor
90 Pitts Bay Road
Pembroke HM 08, Bermuda

	Re:	Intelsat Ltd.
      Form 20-F for Fiscal Year Ended December 31, 2004
		Filed March 15, 2005


Dear Mr. Medlin:

We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.

								Sincerely,



								Larry Spirgel
								Assistant Director
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Mr. Robert Medlin
Intelsat, Ltd.
October 12, 2005
Page 4



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE